Exhibit 99.1

200 Connell Drive Berkeley Heights, NJ 07922

Genta Awarded Two Federal Grants Totaling $488,958 for Qualifying Therapeutic Discovery Projects

BERKELEY HEIGHTS, NJ – November 2, 2010 – Genta Incorporated (OTCBB: GNTA.OB) today announced that the Company has been awarded cash grants totaling approximately $488,958 under the U.S. Government's Qualifying Therapeutic Discovery Project (QTDP) program.  The awards are intended for projects designed to treat or prevent diseases by conducting studies for the purpose of securing approval from the U.S. Food and Drug Administration.

Genta applied for two projects, both of which qualified and received the maximum grant amounts, including:

•
Genasense® (oblimersen sodium) Injection for the treatment of patients with advanced melanoma.  Genasense® is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Final data on survival and durable response from AGENDA are expected in the first half of 2011.

•
Tesetaxel, a novel oral taxane, for treatment of patients with cancer.  Tesetaxel, an orally absorbed capsule containing the active ingredient, was developed with goals of eliminating hypersensitivity reactions, reducing nerve damage, overcoming a common mechanism of drug resistance, and increasing patient convenience.

The Internal Revenue Service issued the QTDP awards and will administer the program pursuant to section 48D of the Internal Revenue Code. The QTDP is designed to provide grants or tax credits to qualified biotechnology companies with fewer than 250 employees that demonstrate the potential to:

•	Develop new therapies to treat chronic conditions or unmet medical needs;

•	Reduce long-term health care costs in the United States; or

•	Significantly advance the goal of curing cancer within 30 years.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Final data on survival and durable response from AGENDA, which may be pivotal for regulatory approval, are expected in the first half of 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;

•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks to the Company’s Business as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com